                                                                   EXHIBIT 99.1

PRESS RELEASE

================================================================================
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE
WEDNESDAY, JULY 17, 2002

CONTACT:  MARGARET K. DORMAN
          CHIEF FINANCIAL OFFICER
          (281) 443-3370

                            SMITH INTERNATIONAL, INC.
                        ANNOUNCES SECOND QUARTER RESULTS

     HOUSTON, Texas (July 17, 2002)... Smith International, Inc. (NYSE: SII) today announced financial results for the second quarter of 2002, reporting net income of $26.9 million, or 27 cents per share, on revenues of $801.0 million. In the comparable prior year period, when worldwide drilling activity averaged 23 percent higher, the Company reported net earnings of $37.7 million, or 37 cents per share on a diluted basis, on revenues of $872.4 million. The prior year results include the impact of goodwill amortization that, if eliminated in accordance with the current accounting standard, would have resulted in earnings of 40 cents per share. The earnings per share amounts shown reflect the impact of a two-for-one stock split announced during the second quarter and distributed to stockholders in the form of a stock dividend on July 8, 2002.

     The distribution segment operations, whose revenues are primarily generated in the United States and Canada, were impacted by the 35 percent decline in North American activity levels, accounting for the period-to-period revenue reduction. Revenues related to the Company's oilfield segment operations were relatively flat year-over-year, as incremental revenues from acquisitions served to offset the effect of lower activity levels on the underlying base business. After excluding the effect of acquired and divested operations, oilfield segment revenues were eight percent below the amounts reported in the prior year quarter, evidencing the relative strength of the premium product and service markets.

     For the six months ended June 30, 2002, the Company reported net income of $55.7 million, or 56 cents per share, on revenues of $1.6 billion. In the comparable period of the prior year, earnings were $71.9 million, or 71 cents per share on a diluted basis, on revenues of $1.7 billion. The majority of the revenue decline related to the reduction in natural gas-directed drilling in North America, which fell approximately 30 percent between the comparable periods, impacting demand for the Company's products and services.

     M-I's revenues totaled $401.6 million for the quarter, approximately two percent above the amounts reported in the prior year period. Incremental revenues associated with eight acquisitions completed during the last half of 2001, more than offset the revenue reduction resulting from the decline in Western Hemisphere activity levels. Excluding the impact of acquisitions, revenues were six percent below the prior year quarter and compared to a 23 percent decline in the M-I worldwide rig count between the corresponding periods. The favorable comparison to the worldwide rig count is attributable to increased penetration in the U.S. deepwater and Eastern Hemisphere markets, as well as incremental revenues related to new fluid technology products.

     Smith Bits reported revenues of $77.1 million, a decrease of 24 percent from the prior year quarter. After excluding the effect of the mining bit operations contributed to an unconsolidated venture in the fourth quarter of 2001, revenues declined 21 percent from the prior year period. The base revenue reduction was reported in the Western Hemisphere markets, where activity level declines impacted demand for petroleum three-cone drill bits.

     Smith Services' revenues were $104.9 million, or 15 percent, above the prior year period. Incremental revenues from acquisitions completed in the last half of 2001 accounted for the year-over-year increase, more than offsetting the revenue reduction resulting from the worldwide activity decline. Base business revenues fell five percent from the prior year quarter, with the majority of the reduction reported in the United States related to decreased demand for drilling products and services, including tubular goods and inspection services.

     Wilson's revenues for the quarter totaled $217.4 million, 24 percent below the prior year quarter. Two-thirds of the revenue decline related to lower sales in Wilson's U.S. operations, attributable to a combination of reduced drilling and completion activity in the United States, as well as lower customer spending levels in the refining and petrochemical markets. U.S. energy branch sales declined 26 percent from the prior year quarter, comparing favorably to the reduction in U.S. drilling activity between the corresponding periods. Lower Canadian drilling activity levels, which fell 41 percent year-over-year, also contributed to the reported revenue decline.

     Commenting on the results, Chairman and CEO Doug Rock stated, "Due to the growth in U.S. gas drilling in the second quarter, we saw Smith's revenues bottom in April and show steady improvement each month thereafter. This improvement followed six sequential months of revenue decline, and signals a gradual recovery from a drilling cycle low point. Also, our pricing environment remains firm, which has allowed our gross profit margins to stay relatively flat from first to second quarter 2002."

         Loren Carroll, Executive Vice President, also noted that, "Our working capital and capital expenditure requirements declined from first quarter levels, resulting in improved cash flow. The excess has been used to repay outstanding borrowings, resulting in Smith's debt-to-total-capitalization decreasing to 29 percent at quarter-end. Last week, the Company finalized a new $400 million credit facility, replacing a $200 million facility due to expire at the end of the year. Considering the additional borrowing capacity, and our ability to generate free cash flow, we don't feel we're limited in any way from pursuing significant growth opportunities."

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

         Financial highlights follow:

                           SMITH INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)



                                        Three Months Ended June 30,     Six Months Ended June 30,
                                             2002         2001            2002             2001
--------------------------------------------------------------------------------------------------
Revenues                                 $  801,038   $  872,389         $1,628,415   $1,737,700
--------------------------------------------------------------------------------------------------

Costs and expenses:
   Costs of revenues                        564,783      613,453          1,150,658    1,232,675
   Selling expenses                         127,753      128,541            258,812      251,717
   General and administrative expenses       34,622       35,106             70,617       68,602
   Goodwill amortization                       --          3,941               --          7,772
--------------------------------------------------------------------------------------------------

        Total costs and expenses            727,158      781,041          1,480,087    1,560,766
--------------------------------------------------------------------------------------------------

Operating income                             73,880       91,348            148,328      176,934

Interest expense, net                         9,892       10,738             19,908       21,081
--------------------------------------------------------------------------------------------------

Income before income taxes
 and minority interests                      63,988       80,610            128,420      155,853

Income tax provision                         19,306       26,087             38,951       50,892
--------------------------------------------------------------------------------------------------

Income before minority interests             44,682       54,523             89,469      104,961

Minority interests                           17,760       16,841             33,817       33,061
--------------------------------------------------------------------------------------------------

Net income                               $   26,922   $   37,682         $   55,652   $   71,900
==================================================================================================

Earnings per share:
   Basic                                 $     0.27   $     0.38         $     0.56   $     0.72
==================================================================================================
   Diluted                               $     0.27   $     0.37         $     0.56   $     0.71
==================================================================================================
   Diluted, excluding impact of
    goodwill amortization                $     0.27   $     0.40         $     0.56   $     0.76
==================================================================================================

Weighted average shares outstanding:
   Basic                                     98,944       99,820             98,892       99,754
=================================================================================================
   Diluted                                  100,272      101,034            100,071      101,010
=================================================================================================

                            SMITH INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)



                                                 June 30,
                                                  2002                  December 31,
                                                (Unaudited)                 2001
------------------------------------------------------------------------------------
Current Assets:
  Cash and cash equivalents                      $    45,980             $    44,683
  Receivables, net                                   712,567                 752,165
  Inventories                                        633,090                 653,151
  Other current assets                                68,452                  73,032
------------------------------------------------------------------------------------
    Total current assets                           1,460,089               1,523,031
------------------------------------------------------------------------------------

Property, Plant and Equipment, net                   497,698                 488,497
Goodwill, net                                        580,972                 574,550
Other Assets                                         170,158                 149,750
------------------------------------------------------------------------------------
    Total Assets                                 $ 2,708,917             $ 2,735,828
====================================================================================

Current Liabilities:
  Short-term borrowings                          $    66,014             $   148,693
  Accounts payable                                   239,281                 284,502
  Other current liabilities                          196,428                 232,809
------------------------------------------------------------------------------------
    Total current liabilities                        501,723                 666,004
------------------------------------------------------------------------------------

Long-Term Debt                                       568,801                 538,842
Other Long-Term Liabilities                          107,898                  91,531
Minority Interests                                   510,497                 490,292
Stockholders' Equity                               1,019,998                 949,159
------------------------------------------------------------------------------------
     Total Liabilities and Stockholders'
       Equity                                    $ 2,708,917             $ 2,735,828
====================================================================================

                            SMITH INTERNATIONAL, INC.
                               SUPPLEMENTARY DATA
                                 (In thousands)
                                   (Unaudited)


                                                    Three Months Ended June 30,               Six Months Ended June 30,
                                                     2002                 2001                2002               2001
-------------------------------------------------------------------------------------------------------------------------------
Revenues:
    M-I                                            $  401,642      $    392,403          $    798,298      $      784,672
    Smith Bits                                         77,146           101,695               166,624             204,482
    Smith Services                                    104,870            91,387               211,606             177,822
-------------------------------------------------------------------------------------------------------------------------------
        Oilfield Products and Services                583,658           585,485             1,176,528           1,166,976
    Distribution                                      217,380           286,904               451,887             570,724
-------------------------------------------------------------------------------------------------------------------------------

           Total                                   $  801,038      $    872,389          $  1,628,415      $    1,737,700
===============================================================================================================================

Operating Income:
    Oilfield Products and Services                 $   76,376      $     85,841          $    152,315      $      166,242
    Distribution                                         (881)            6,913                  (813)             13,684
    General corporate                                  (1,615)           (1,406)               (3,174)             (2,992)
-------------------------------------------------------------------------------------------------------------------------------

           Total                                   $   73,880      $     91,348          $    148,328      $      176,934
===============================================================================================================================


Other Data:
    Depreciation and amortization                  $   22,176      $        22,767       $     43,200      $       44,937
===============================================================================================================================
    Capital spending  (a)                          $   24,884      $        28,380       $     50,630      $       56,820
===============================================================================================================================
    EBIT excluding minority interests (b)          $   52,309      $        70,517       $    107,849      $      136,151
===============================================================================================================================
    EBITDA excluding minority interests (b)        $   69,804      $        88,402       $    142,033      $      171,565
===============================================================================================================================


NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Net capital spending was approximately $40.1 million and $47.6 million for the six months ended June 30, 2002 and 2001, respectively.

NOTE (b):
"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest partners.